Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Penn Virginia Corporation:

We consent to the use of our reports dated March 15, 2016, with respect to the consolidated balance sheets of Penn Virginia Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting incorporated by reference herein.

(signed) KPMG LLP

Houston, Texas

October 5, 2016